Exhibit 10.1

EMPLOYMENT AGREEMENT

EXHIBITS A and B

This Employment Agreement supersedes the Employment Agreement entered into on October 27, 2009 between ML Macadamia Orchards, L.P. and Randolph H. Cabral (“Employee”) (referred to hereinafter as the “Prior Agreement”). For purposes of clarity, the Prior Agreement is attached as Exhibit A.

RECITALS

Whereas, on October 1, 2012, ML Macadamia Orchards L.P. changed its name to Royal Hawaiian Orchards, L.P. (hereinafter “RHO”);

Whereas, RHO has transitioned all of its employees to its general partner, Royal Hawaiian Resources, Inc. (the “Company”);

Whereas the Company has an employer-employee relationship with Employee pursuant to the Prior Agreement; and

Whereas the Company and Employee wish to change the terms and conditions of employment set forth in the Prior Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration for the mutual covenants set forth in this Agreement, the sufficiency of which is hereby recognized, THE PARTIES AGREE AS FOLLOWS:

I.     Effective Date

The Effective Date of this Agreement is January 30, 2015.

II.     Rescission of Prior Agreement

The Parties mutually rescind the Prior Agreement.

III.     Term

The Term of this Agreement begins on the Effective Date and shall expire on September 30, 2015.

IV.     Employee Duties

Employee shall advise and assist the Director of Farming and shall perform such other related tasks as reasonably directed by the Company President.

V.     Retention Bonus

Upon completion of the Term of this Agreement in “Good Standing” as defined in Section V, Subsection B, and execution and delivery of the Waiver and Release Agreement attached as Exhibit B (the “Waiver and Release”) within the twenty-one (21) day period set forth therein, Employee shall be paid a retention bonus in the amount of $222,300.00 (the “Retention Bonus”), which represents the equivalent of eighteen months of the Employee’s annual salary. Said Retention Bonus will be subject to applicable withholding and employment taxes. Employee shall be paid his Retention Bonus according to the following schedule:

A.

Beginning on the Company’s first payroll date in October, 2015 following expiration of the seven day revocation period set forth in the Waiver and Release and continuing through March, 2016, the Retention Bonus shall be paid in installments equivalent to Employee’s salary per pay period as it existed on December 31, 2014.

B.	The remainder of the Retention Bonus shall be paid in full by certified check on the Company’s first payroll date in April, 2016.

C.

Any violation of sub-sections “A” and “B”, including any check being returned for any reason, including but not limited to, insufficient funds, and/or not honored by any financial institution shall be considered a substantial and material breach of this Agreement and not subject to Arbitration or alternative dispute resolution process, as previously agreed to between parties.

D.	It is understood that no Retention Bonus shall be due or owing in the event that Employee timely revokes the Waiver and Release, as provided therein.

The Parties agree that the Employee is not waiving any of his legal rights and remedies as set out in the Waiver and Release until the Employee becomes eligible for the Retention Bonus.

VI.     Termination of Employment

A.     Termination With or Without Cause

Each Party reserves the right to terminate the employment relationship at any time during the Term with or without cause.

B.     “Good Standing”

For purposes of this Agreement, “Good Standing” means that Employee has not committed any actions that would constitute “misconduct connected with work” as that term is interpreted and applied by the Hawaii Department of Labor and Industrial Relations for purposes of determining qualification for unemployment insurance benefits under Hawaii law, and as set forth in Hawaii Administrative Rule 12-5-51, which states: “Misconduct connected with work consists of actions which show a willful or wanton disregard of the employer’s interests, such as deliberate violations of or deliberate disregard of the standards of behavior which the employer has a right to expect of an employee, or carelessness, or negligence of such a degree or recurrence as to show wrongful intent or evil design. Mere inefficiency, unsatisfactory conduct, poor performance because of inability or incapacity, isolated instances of ordinary negligence or inadvertence, or good-faith errors in judgment or discretion are not misconduct. The misconduct shall be related to the work of the individual or the individual’s status as an employee.”

C.     Voluntary Resignation

In the event Employee resigns voluntarily at any time during the Term, Employee shall be paid his salary and accrued vacation pay earned as of the date of resignation. Employee’s eligibility for benefits other than earned pay and vacation payout, if any, shall be determined according to then applicable plan documents and applicable law. Employee shall not be entitled to salary or accrued vacation that he would have earned for the balance of the Term or a Retention Bonus.

D.     Involuntary Termination in Good Standing

In the event Employee is terminated involuntarily prior to expiration of the Term and is in Good Standing at the time of termination, Employee shall be paid: (a) his salary and accrued vacation earned as of the date of termination; (b) the balance of the salary and vacation that the Employee would have earned during the remainder of the Term less applicable employment taxes, with said amount due ten business days from the date of termination; and (c) the full Retention Bonus, upon execution and delivery of the Waiver and Release within the twenty-one (21) day period set forth therein, according to the following schedule:

(1)

Beginning on the Company’s first payroll date following termination and continuing for six (6) months thereafter, the Retention Bonus shall be paid in installments equivalent to Employee’s salary per pay period as it existed on December 31, 2014, in accordance with the Company’s regular payroll schedule.

(2)	The remainder of the Retention Bonus shall be paid in full no later than one week after the last installment payment. The balance shall be paid by certified check.

(3)

Any violation of sub-sections D (1) or (2), including any check being returned for any reason, including but not limited to, insufficient funds, and/or not honored by any financial institution shall be considered a substantial and material breach of this Agreement and not subject to Arbitration or alternative dispute resolution process, as previously agreed to between parties.

(4)	It is understood that no Retention Bonus shall be due or owing in the event that Employee timely revokes the Waiver and Release, as provided therein.

E. Termination for Misconduct Connected With Work

In the event Employee is terminated for misconduct connected with work, as defined herein, Employee will be paid his salary and accrued vacation earned as of the date of termination. Employee shall not be entitled to salary or accrued vacation that he would have earned for the balance of the Term or a Retention Bonus.

VII.     Good Faith and Fair Dealing

The Parties intend that this Agreement shall be interpreted and applied according to the doctrine of good faith and fair dealing, and will refrain from actions that would be inconsistent with the intent of this Agreement.

VIII.     Prior Agreement Provisions Adopted and Incorporated Herein

The following provisions set forth in the Prior Agreement (Exhibit A) are adopted by the Parties with the intent that said provisions are incorporated into the present Agreement, except to the extent that such provisions are delimited by the Term of this Agreement. For purposes of this section, references to “this Agreement” or “this Instrument” in the adopted provisions shall mean the present Agreement, and not the Prior Agreement. The Parties intend that there be no lapse in the applicability of said provisions to the Parties, and that “Company” in said provisions refers to Royal Hawaiian Resources, Inc.: Sections 3 (e) [Death], (f) [Disability]; 5 [Compensation and Benefits (a)-(f)) inclusive]; 6 [Confidentiality]; 7 [Nondisclosure and Non-Competition (a)-(b) inclusive]; 8 [Limited Covenant Not to Compete (a)-(c) inclusive]; 9 [Entire Agreement]; 10 [Severability]; 11 [Governing Law Interpretation]; 12 [No Waiver]; 13 [Voluntary and Knowing Agreement]; and [Disputes (Mandatory Arbitration)].

IX.     Notice

The Notice provision set forth in Section 14 of the Prior Agreement is agreed to except that “Royal Hawaiian Resources, Inc.” is substituted for “ML Macadamia Orchards, L.P.”

X.     Tax and Benefits Law Compliance

It is understood that this Agreement shall be interpreted and applied in accordance with all applicable tax and benefit laws, including Section 409A of the Internal Revenue Code of 1986, as amended. The Retention Bonus provisions under Sections V and VI.D of this Agreement are designed and intended to meet the separation pay plan exception requirements under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and shall operate in a manner consistent with guidance issued by the Department of Treasury and the Internal Revenue Service under Section 409A. In accordance with the separation pay plan exception under Treasury Regulation Section 1.409A-1(b)(9), and notwithstanding any other provision in this Agreement to the contrary, the Retention Bonus under Sections V and VI.D shall be subject to the following additional requirements and limitations: (a) The Retention Bonus shall not exceed two times the Employee’s annualized rate of salary based upon the annual rate of pay for the calendar year before the year in which the Employee terminates from service or, if less, two times the limit on annual compensation that may be taken into account for qualified retirement plan purposes under Code Section 401(a)(17). (b) The Retention Bonus shall be completely paid no later than the end of the second calendar year following the calendar year in which the Employee terminates from service. (c) The Employee’s termination from employment by the Company under Section VI.D shall mean an “involuntary separation from service” as defined under Treasury Regulation Section 1.409A-1(n), which provides generally that an involuntary separation from service is a definite and complete termination of employment (e.g., Employee is not on a bona fide leave of absence, employee does not continue to work at reduced hours, Employee is not immediately reemployed) due to the unilateral decision of the Company (e.g., not due to the request of the Employee) as determined based on all the relevant facts and circumstances. The termination of Employee’s employment at the end of the Term is due to Company’s unilateral exercise of its authority to terminate the services of its employees and is deemed to be an involuntary separation from service under the Code Section 409A regulatory guidelines. In the event that any provision of this Agreement conflicts with any tax or benefit law, this Agreement will be interpreted and applied so as to comply with said law.

IT IS SO AGREED:

THE COMPANY Royal Hawaiian Resources, Inc. /s/ Scott Wallace By: Scott Wallace, President Date: January 30, 2015	EMPLOYEE Randolph H. Cabral /s/ Randolph H. Cabral Date: February 3, 2015